 Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233567

Supplement No. 1 Dated February 25, 2021 To Prospectus Supplement dated September 28, 2020

(To Prospectus dated September 12, 2019)

This Supplement No. 1 to Prospectus Supplement supplements and amends the Prospectus Supplement dated September 28, 2020 (the “ATM Prospectus Supplement”) filed by us. This Supplement No. 1 to Prospectus Supplement should be read in conjunction with the ATM Prospectus Supplement and the Prospectus dated September 12, 2019.

We previously entered into an Equity Distribution Agreement, dated as of September 28, 2020 (the “ATM Agreement”), with RBC Capital Markets, LLC,  relating to our Common Shares. We filed the ATM Prospectus Supplement to a base prospectus dated September 12, 2019 (the “Base Prospectus”), to register the issuance and sale of up to $9,200,000 of our Common Shares (the “Offering”).

We terminated the ATM Agreement on February 25, 2021. We sold a total of 586,463 Common Shares pursuant to the ATM Prospectus Supplement for total proceeds of $3,749,542 . The purpose of this Supplement No. 1 to Prospectus Supplement is to terminate the Offering under the ATM Prospectus Supplement and the Base Prospectus, effective on the termination date.

The date of this prospectus supplement is February 25, 2021.